The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated February 20, 2026

PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270004 and 333-270004-01 Dated February , 2026

JPMorgan Chase Financial Company LLC Market Linked Notes with 90% Minimum Payment Amount

Linked to an Unequally Weighted Basket of 8 Currencies Relative to the U.S. Dollar due on or about February 27, 2031

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Investment Description

Market Linked Notes with 90% Minimum Payment Amount, which we refer to as the “Notes,” are unsecured and unsubordinated debt securities issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., with a return linked to the performance of an unequally weighted basket (the “Basket”) of the European Union euro, the South Korean won, the Swiss franc, the Swedish krona, the New Taiwan dollar, the Mexican peso, the Indian rupee and the Chilean peso (each, an “Underlying” and together, the “Underlyings”), each relative to the U.S. dollar. The Notes are designed for investors who seek exposure to any depreciation of the U.S. dollar relative to the Basket from the Trade Date to the Final Valuation Date. If the Basket Return is positive, JPMorgan Financial will repay your principal amount at maturity plus pay a return equal to the Basket Return times the Participation Rate, which will be finalized on the Trade Date and provided in the pricing supplement and is expected to be at least 375.00%. The Underlying Returns of the Underlyings and, therefore, the Basket Return are subject to an embedded cap of approximately 100.00% and, as a result, the Notes are subject to an embedded maximum payment at maturity. In addition, the method of calculating the Underlying Returns will diminish any appreciation of the Underlyings and magnify any depreciation of the Underlyings relative to the U.S. dollar. If the Basket Return is zero, JPMorgan Financial will repay your principal amount at maturity. However, if the Basket Return is negative, JPMorgan Financial will repay less than your principal amount at maturity, resulting in a loss of principal that is proportionate to the negative Basket Return, subject to the Minimum Payment Amount. In this case, you may lose up to 10% of the principal amount at maturity. Investing in the Notes involves significant risks. You may lose up to 10% of your principal amount. The Notes will not pay interest. The repayment of at least 90% of the principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial, as issuer of the Notes, and the creditworthiness of JPMorgan Chase & Co., as guarantor of the Notes. If JPMorgan Financial and JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑	Capped Growth Potential — If the Basket Return is positive, JPMorgan Financial will repay your principal amount at maturity plus pay a return equal to the Basket Return times the Participation Rate, subject to an embedded cap. Any positive return on the Notes will not exceed approximately 100% times the Participation Rate.
❑	Downside Exposure, Subject to a Minimum Payment Amount at Maturity — If the Basket Return is negative, JPMorgan Financial will repay less than your principal amount at maturity, resulting in a loss of principal that is proportionate to the Basket’s decline from the Initial Basket Value, subject to the Minimum Payment Amount. You may lose up to 10% of the principal amount at maturity. The repayment of at least 90% of the principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co.

Key Dates

Trade Date[1]	February 23, 2026
Original Issue Date (Settlement Date)[1]	February 26, 2026
Final Valuation Date[2]	February 24, 2031
Maturity Date[2]	February 27, 2031
[1]	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and/or the Maturity Date will be changed so that the stated term of the Notes remains the same.
[2]	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

YOU MAY NOT RECEIVE FULL REPAYMENT OF THE PRINCIPAL AMOUNT OF THE NOTES AT MATURITY. YOU MAY RECEIVE ONLY 90% OF THE PRINCIPAL AMOUNT AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN FINANCIAL FULLY AND UNCONDITIONALLY GUARANTEED BY JPMORGAN CHASE & CO. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 9 OF THIS PRICING SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE S-2 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT, IN ANNEX A TO THE ACCOMPANYING PROSPECTUS ADDENDUM AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-11 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE UP TO 10% OF YOUR PRINCIPAL AMOUNT. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Note Offering

We are offering Market Linked Notes with 90% Minimum Payment Amount linked to an unequally weighted basket of 8 currencies relative to the U.S. dollar. The Notes are offered at a minimum investment of $1,000 in denominations of $1,000 and integral multiples thereof. The Participation Rate and Initial Values will be finalized on the Trade Date and provided in the pricing supplement. The actual Participation Rate is expected to be, but will not be less than, the minimum Participation Rate listed below, but you should be willing to invest in the Notes if the Participation Rate were set equal to the minimum Participation Rate.

Underlyings	Basket Weight	Initial Value	Participation Rate	Initial Basket Value	Minimum Payment Amount per Note	CUSIP / ISIN
European Union euro (EUR)†	22.00%	•	At least 375.00%	100	$900 (90% of the principal amount)	48136JK60 / US48136JK600
South Korean won (KRW) ††	12.90%	•
Swiss franc (CHF) ††	12.70%	•
Swedish krona (SEK) ††	12.70%	•
New Taiwan dollar (TWD) ††	12.20%	•
Mexican peso (MXN) ††	11.10%	•
Indian rupee (INR) ††	8.70%	•
Chilean peso (CLP) ††	7.70%	•

†The Initial Value is expressed as a number of U.S. dollars per one unit of the applicable Underlying.

††The Initial Value is expressed as a number of units of the applicable Underlying per one U.S. dollar.

See “Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes” in this pricing supplement. The Notes will have the terms specified in the prospectus and the prospectus supplement, each dated April 13, 2023, the prospectus addendum dated June 3, 2024, product supplement no. 2-I dated April 13, 2023 and this pricing supplement. The terms of the Notes as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in that product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, the accompanying prospectus supplement, the accompanying prospectus addendum, the accompanying product supplement and the accompanying underlying supplement. Any representation to the contrary is a criminal offense.

	Price to Public[1]		Fees and Commissions[2]		Proceeds to Issuer
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes Linked to an Unequally Weighted Basket of 8 Currencies Relative to the U.S. Dollar		$1,000.00		$25.00		$975.00

1	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Notes
2	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us that will not exceed $25.00 per $1,000 principal amount Note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.

If the Notes priced today and assuming a Participation Rate equal to the minimum Participation Rate listed above, the estimated value of the Notes would be approximately $912.50 per $1,000 principal amount Note. The estimated value of the Notes, when the terms of the Notes are set, will be provided in the pricing supplement and will not be less than $900.00 per $1,000 principal amount Note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The Notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these Notes are a part, the accompanying prospectus addendum and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum, as the Notes involve risks not associated with conventional debt securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Product supplement no. 2-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029567/ea151907_424b2.pdf
t	Prospectus supplement and prospectus, each dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf
t	Prospectus addendum dated June 3, 2024: http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, the “Issuer,” “JPMorgan Financial,” “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC.

Supplemental Terms of the Notes

For purposes of the accompanying product supplement, each of the European Union euro, the South Korean won, the Swiss franc, the Swedish krona, the New Taiwan dollar, the Mexican peso, the Indian rupee and the Chilean peso is a “Reference Currency.”

Any values of the Underlyings relative to the U.S. dollar, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement and the corresponding terms of the Notes. Notwithstanding anything to the contrary in the indenture governing the Notes, that amendment will become effective without consent of the holders of the Notes or any other party.

Investor Suitability

The Notes may be suitable for you if, among other considerations:

t     You fully understand the risks inherent in an investment in the Notes, including the risk of loss of up to 10% of your principal amount.

t     You can tolerate a loss of up to 10% of your investment and are willing to make an investment that may have the same downside market risk as a hypothetical investment in the Basket, subject to the Minimum Payment Amount.

t     You believe the level of the Basket will increase over the term of the Notes.

t     You would be willing to invest in the Notes if the Participation Rate were set equal to the minimum Participation Rate indicated on the cover hereof (the actual Participation Rate will be finalized on the Trade Date and provided in the pricing supplement and is expected to be, but will not be less than, the minimum Participation Rate indicated on the cover hereof).

t     You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Basket.

t     You do not seek current income from your investment.

t     You are willing and able to hold the Notes to maturity.

t     You accept that there may be little or no secondary market for the Notes and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to trade the Notes.

t     You understand and accept the risks associated with the Underlyings.

t     You are willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, and understand that if JPMorgan Financial and JPMorgan Chase & Co. default on their obligations, you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:

t     You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of up to 10% of your principal amount.

t     You require an investment designed to provide a full return of your principal at maturity.

t     You cannot tolerate a loss of up to 10% of your investment, or you are not willing to make an investment that may have the same downside market risk as a hypothetical investment in the Basket, subject to the Minimum Payment Amount.

t     You believe the level of the Basket will remain flat or decline over the term of the Notes.

t     You would be unwilling to invest in the Notes if the Participation Rate were set equal to the minimum Participation Rate indicated on the cover hereof (the actual Participation Rate will be finalized on the Trade Date and provided in the pricing supplement and is expected to be, but will not be less than, the minimum Participation Rate indicated on the cover hereof).

t     You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Basket.

t     You seek current income from your investment.

t     You are unwilling or unable to hold the Notes to maturity or seek an investment for which there will be an active secondary market.

t     You do not understand or accept the risks associated with the Underlyings.

t     You are not willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” section of this pricing supplement, the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and Annex A to the accompanying prospectus addendum for risks related to an investment in the Notes. For more information on the Underlyings, please see the sections titled “The European Union Euro,” “The South Korean Won,” “The Swiss Franc,” “The Swedish Krona,” “The New Taiwan Dollar,” “The Mexican Peso,” “The Indian Rupee” and “The Chilean Peso” below.

Indicative Terms

Issuer:	JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Issue Price:	$1,000 per Note
Principal Amount:	$1,000 per Note. The payment at maturity will be based on the principal amount.
Basket:	The Notes are linked to an unequally weighted basket (the “Basket”) of the European Union euro, the South Korean won, the Swiss franc, the Swedish krona, the New Taiwan dollar, the Mexican peso, the Indian rupee and the Chilean peso (each, an “Underlying” and together, the “Underlyings”). The Underlyings, along with their respective weightings (each, a “Basket Weight”), are set forth below.

Underlying	Basket Weight
European Union euro (EUR)	22.00%
South Korean won (KRW)	12.90%
Swiss franc (CHF)	12.70%
Swedish krona (SEK)	12.70%
New Taiwan dollar (TWD)	12.20%
Mexican peso (MXN)	11.10%
Indian rupee (INR)	8.70%
Chilean peso (CLP)	7.70%

Due to the unequal weightings of the Underlyings, the performance of the European Union euro will have a significantly larger impact on the return on the Notes than the performance of any other Underlying in the Basket.

Base Currency:	The U.S. Dollar (USD)
Term[1]:	Approximately 5 years
Payment at Maturity (per $1,000 principal amount Note):

If the Basket Return is positive, JPMorgan Financial will pay you a cash payment at maturity per $1,000 principal amount Note equal to:

$1,000 + ($1,000 × Basket Return × Participation Rate)

Because of the effective cap on the Underlying Returns of approximately 100.00%, assuming a Participation Rate of 375.00%, the maximum payment at maturity is $4,750.00 per $1,000 principal amount Note.

If the Basket Return is zero, JPMorgan Financial will pay you a cash payment at maturity of $1,000 per $1,000 principal amount Note.

In this scenario, you will not receive any positive return on your investment.

If the Basket Return is negative, JPMorgan Financial will pay you a cash payment at maturity per $1,000 principal amount Note equal to:

the greater of (a) $1,000 +
($1,000 × Basket Return) and (b) the Minimum Payment Amount

In this scenario, you will be exposed to the decline in the level of the Basket and you will lose an amount proportionate to the negative Basket Return, up to 10% of the principal amount.

Basket Return:	(Final Basket Value – Initial Basket Value) Initial Basket Value
Participation Rate:	At least 375.00%. The actual Participation Rate will be finalized on the Trade Date and provided in the pricing supplement and is expected to be, but will not be less than, 375.00%.
Minimum Payment Amount:	$900 per Note (90% of the principal amount)
Initial Basket Value:	Set equal to 100 on the Trade Date
Final Basket Value:	The closing level of the Basket on the Final Valuation Date
Closing Level of the Basket:	The closing level of the Basket on any day will be calculated as follows: 100 × [1 + sum of (Underlying Return of each Underlying × Basket Weight of that Underlying)]
Initial Value:	With respect to each Underlying, the Spot Rate of that Underlying on the Trade Date
Final Value:		With respect to each Underlying, the Spot Rate of that Underlying on the Final Valuation Date
Underlying Return:

With respect to EUR,

(Final Value – Initial Value)

Final Value

With respect to KRW, CHF, SEK, TWD, MXN, INR and CLP,

(Initial Value – Final Value)

Initial Value

Under these formulas, the Underlying Return for an Underlying increases as that Underlying appreciates relative to the U.S. dollar (and as the U.S. dollar depreciates relative to that Underlying). Conversely, the Underlying Return for an Underlying decreases as that Underlying depreciates relative to the U.S. dollar (and as the U.S. dollar appreciates relative to that Underlying). In addition, these formulas have the effect of diminishing any appreciation of the Underlyings and magnifying any depreciation of the Underlyings relative to the U.S. dollar and effectively limit the contribution of each Underlying to an approximately 100% return but do not limit negative contribution of any Underlying.

See “How Do Exchange Rates and the Underlying Return Formulas Work?”, “Hypothetical Examples of Calculations of the Closing Levels of the Basket”, “Key Risks — Risks Relating to the Notes Generally — Your Notes Are Subject to an Embedded Maximum Payment at Maturity” and “Key Risks — Risks Relating to the Notes Generally — The Method of Calculating the Underlying Return Will Diminish Any Appreciation of the Underlyings and Magnify Any Depreciation of the Underlyings Relative to the Base Currency” in this pricing supplement for more information.

Additional Key Terms:	S	See “Additional Key Terms.”

[1] See footnote 1 under “Key Dates” on the front cover

Investment Timeline

Trade Date	The Spot Rate of each Underlying is observed, the Initial Basket Value is set equal to 100 and the Participation Rate is finalized.

Maturity Date

The Final Value of each Underlying, the Final Basket Value and the Basket Return are determined.

If the Basket Return is positive, JPMorgan Financial will pay you a cash payment at maturity per $1,000 principal amount Note equal to:

$1,000 + ($1,000 × Basket Return ×
Participation Rate)

If the Basket Return is zero, JPMorgan Financial will pay you a cash payment at maturity of $1,000 per $1,000 principal amount Note.

Under these circumstances, you will receive only your principal amount.

If the Basket Return is negative, JPMorgan Financial will pay you a cash payment at maturity per $1,000 principal amount Note equal to:

the greater of (a) $1,000 +
($1,000 × Basket Return) and (b) the Minimum Payment Amount

Under these circumstances, you will be exposed to the decline in the level of the Basket and you will lose up to 10% of your principal amount.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY NOT RECEIVE THE FULL REPAYMENT OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. IF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Additional Key Terms

Currency Business Day:

A “currency business day,” with respect to each Underlying, means a day, as determined by the calculation agent, on which (a) dealings in foreign currency in accordance with the practice of the foreign exchange market occur in the City of New York and the principal financial center for the applicable Underlying (with respect to the European Union euro, Frankfurt, Germany; with respect to the South Korean won, Seoul, South Korea; with respect to the Swiss franc, Zurich, Switzerland; with respect to the Swedish krona, Stockholm, Sweden; with respect to the New Taiwan dollar, Taipei, Taiwan; with respect to the Mexican peso, Mexico City, Mexico; with respect to the Indian rupee, Mumbai, India; and with respect to the Chilean peso, Santiago, Chile), (b) banking institutions in the City of New York and that principal financial center for that Underlying are not otherwise authorized or required by law, regulation or executive order to close and (c) with respect to the European Union euro, the T2, the real time gross settlement system operated by the Eurosystem (or any successor thereto) is open.

Spot Rates:

With respect to the European Union euro, the Spot Rate on any relevant day is expressed as a number of U.S. dollars per one unit of the applicable Underlying as reported by Refinitiv Ltd. (“Refinitiv”) on the page set forth in the table below (or any successor page).

With respect to the South Korean won and the New Taiwan dollar, the Spot Rate on any relevant day is expressed as a number of units of the applicable Underlying per one U.S. dollar as reported by Reuters Group PLC (“Reuters”) on the page set forth in the table below (or any successor page).

With respect to the Swiss franc, the Swedish krona, the Mexican peso and the Indian rupee, the Spot Rate on any relevant day is expressed as a number of units of the applicable Underlying per one U.S. dollar as reported by Refinitiv on the page set forth in the table below (or any successor page).

With respect to the Chilean peso, the Spot Rate on any relevant day is expressed as a number of units of the applicable Underlying per one U.S. dollar as reported by the Banco Central de Chile (Central Bank of Chile) on the page set forth in the table below (or any successor page).

Underlying	Applicable Page and Applicable Date/Time
European Union euro (EUR)	USDEURFIXM=WM, at approximately 10:00 a.m., New York City time
South Korean won (KRW)	KFTC18, at approximately 3:30 p.m., Seoul time
Swiss franc (CHF)	USDCHFFIXM=WM, at approximately 10:00 a.m., New York City time
Swedish krona (SEK)	USDSEKFIXM=WM, at approximately 10:00 a.m., New York City time
New Taiwan dollar (TWD)	TAIFX1, as of 11:00 a.m., Taipei time
Mexican peso (MXN)	USDMXNFIXM=WM, at approximately 10:00 a.m., New York City time
Indian rupee (INR)	USDINRREF=FBIL, at approximately 1:30 p.m., Calcutta time
Chilean peso (CLP)	CLP/USD, on the currency business day immediately following the relevant day

How Do Exchange Rates and the Underlying Return Formulas Work?

Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

European Union Euro

With respect to the European Union euro, the Spot Rate is expressed as a number of U.S. dollars per one unit of the applicable Underlying.

•	As a result, an increase in the Spot Rate from the Initial Value to the Final Value means that the applicable Underlying has appreciated / strengthened relative to the U.S. dollar from the Initial Value to the Final Value. This means that it would take more U.S. dollars to purchase one unit of the applicable Underlying on the Final Valuation Date than it did on the Trade Date. Viewed another way, one U.S. dollar could purchase fewer units of the applicable Underlying on the Final Valuation Date than it could on the Trade Date.
•	Conversely, a decrease in the Spot Rate from the Initial Value to the Final Value means that the applicable Underlying has depreciated / weakened relative to the U.S. dollar from the Initial Value to the Final Value. This means that one U.S. dollar could purchase more units of the applicable Underlying on the Final Valuation Date than it could on the Trade Date. Viewed another way, it would take fewer U.S. dollars to purchase one unit of the applicable Underlying Rate on the Final Valuation Date than it did on the Trade Date.

South Korean Won, Swiss Franc, Swedish Krona, New Taiwan Dollar, Mexican Peso, Indian Rupee and Chilean Peso

With respect to each of the South Korean won, the Swiss franc, the Swedish krona, the New Taiwan dollar, the Mexican peso, the Indian rupee and Chilean peso, the Spot Rate is expressed as a number of units of the applicable Underlying per one U.S. dollar.

•	As a result, a decrease in the Spot Rate from the Initial Value to the Final Value means that the applicable Underlying has appreciated / strengthened relative to the U.S. dollar from the Initial Value to the Final Value. This means that one unit of the applicable Underlying could purchase more U.S. dollars on the Final Valuation Date than it could on the Trade Date. Viewed another way, it would take fewer units of the applicable Underlying to purchase one U.S. dollar on the Final Valuation Date than it did on the Trade Date.
•	Conversely, an increase in the Spot Rate from the Initial Value to the Final Value means that the applicable Underlying has depreciated / weakened relative to the U.S. dollar from the Initial Value to the Final Value. This means that it would take more units of the applicable Underlying to purchase one U.S. dollar on the Final Valuation Date than it did on the Trade Date. Viewed another way, one unit of the applicable Underlying could purchase fewer U.S. dollars on the Final Valuation Date than it could on the Trade Date.

Each Underlying Return reflects the return of the applicable Underlying relative to the U.S. dollar from the Initial Value to the Final Value, calculated using the applicable formula set forth above under “Indicative Terms — Underlying Return.” While each Underlying Return for purposes of the Notes is determined using the applicable formula set forth above under “Indicative Terms — Underlying Return,” there are other reasonable ways to determine the return of an Underlying relative to the U.S. dollar that would provide different results. For example, another way to calculate the return of an Underlying relative to the U.S. dollar would be to calculate the return that would be achieved by converting U.S. dollars into that Underlying at the Initial Value on the Trade Date and then, on the Final Valuation Date, converting back into U.S. dollars at the applicable Final Value. In this pricing supplement, we refer to the return of an Underlying relative to the U.S. dollar calculated using that method, which is not used for purposes of the Notes, as a “conversion return.”

As demonstrated by the examples below, under the Underlying Return formulas, any appreciation of an Underlying relative to the U.S. dollar will be diminished, as compared to a conversion return, while any depreciation of an Underlying relative to the U.S. dollar will be magnified, as compared to a conversion return. In addition, the diminishing effect on any appreciation of an Underlying relative to the U.S. dollar increases as the applicable Underlying Return increases, and the magnifying effect on any depreciation of an Underlying relative to the U.S. dollar increases as the applicable Underlying Return decreases. Accordingly, your payment at maturity may be less than if you had invested in similar notes that reflected conversion returns.

European Union Euro (expressed as a number of U.S. dollars per one unit of the applicable Underlying)

The following examples assume an Initial Value of 1.20 for the European Union euro relative to the U.S. dollar.

Example 1 — The European Union euro strengthens from the Initial Value of 1.20 to a Final Value of 1.32.

The Underlying Return is equal to 9.09%, calculated as follows:

(1.32 – 1.20) / 1.32 = 9.09%

By contrast, if the return on the European Union euro were determined using a conversion return, the return would be 10.00%.

Example 2 — The European Union euro strengthens from the Initial Value of 1.20 to a Final Value of 120.

The Underlying Return is equal to 99.00%, which demonstrates the effective cap of approximately 100% on the Underlying Return, calculated as follows:

(120 – 1.20) / 120 = 99.00%

By contrast, if the return on the European Union euro were determined using a conversion return, which would not be subject to the effective cap of approximately 100%, the return would be 9,900.00%.

As Examples 1 and 2 above demonstrate, the diminishing effect on any appreciation of an Underlying relative to the U.S. dollar increases as the applicable Underlying Return increases.

Example 3 — The European Union euro weakens from the Initial Value of 1.20 to a Final Value of 1.08.

The Underlying Return is equal to -11.11%, calculated as follows:

(1.08 – 1.20) / 1.08 = -11.11%

By contrast, if the return on the European Union euro were determined using a conversion return, the return would be -10.00%.

Example 4 — The European Union euro weakens from the Initial Value of 1.20 to a Final Value of 0.30.

The Underlying Return is equal to -300.00%, which demonstrates that there is no limit on the downside for the Underlying Return, calculated as follows:

(0.30 – 1.20) / 0.30 = -300.00%

By contrast, if the return on the European Union euro were determined using a conversion return, the return would be -75.00%.

As Examples 3 and 4 above demonstrate, the magnifying effect on any depreciation of an Underlying relative to the U.S. dollar increases as the applicable Underlying Return decreases.

South Korean Won, Swiss Franc, Swedish Krona, New Taiwan Dollar, Mexican Peso, Indian Rupee and Chilean Peso (expressed as a number of units of the applicable Underlying per one U.S. dollar)

The following examples assume an Initial Value of 1500 for the South Korean Won relative to the U.S. dollar.

Example 1 — The South Korean Won strengthens from the Initial Value of 1500 to a Final Value of 1350.

The Underlying Return is equal to 10.00%, calculated as follows:

(1500 – 1350) / 1500 = 10.00%

By contrast, if the return on the South Korean Won were determined using a conversion return, the return would be 11.11%.

Example 2 — The South Korean Won strengthens from the Initial Value of 1500 to a Final Value of 15.

The Underlying Return is equal to 99.00%, which demonstrates the effective cap of approximately 100% on the Underlying Return, calculated as follows:

(1500 – 15) / 1500 = 99.00%

By contrast, if the return on the South Korean Won were determined using a conversion return, which would not be subject to the effective cap of approximately 100%, the return would be 9,900.00%.

As Examples 1 and 2 above demonstrate, the diminishing effect on any appreciation of an Underlying relative to the U.S. dollar increases as the applicable Underlying Return increases.

Example 3 — The South Korean Won weakens from the Initial Value of 1500 to a Final Value of 1650.

The Underlying Return is equal to -10.00%, calculated as follows:

(1500 – 1650) / 1500 = -10.00%

By contrast, if the return on the South Korean Won were determined using a conversion return, the return would be -9.09%.

Example 4 — The South Korean Won weakens from the Initial Value of 1500 to a Final Value of 6000.

The Underlying Return is equal to -300.00%, which demonstrates that there is no limit on the downside for the Underlying Return, calculated as follows:

(1500 – 6000) / 1500 = -300.00%

By contrast, if the return on South Korean Won were determined using a conversion return, the return would be -75.00%.

As Examples 3 and 4 above demonstrate, the magnifying effect on any depreciation of an Underlying relative to the U.S. dollar increases as the applicable Underlying Return decreases.

The hypothetical Initial Values, Final Values and Underlying Returns set forth above are for illustrative purposes only and have been rounded for ease of analysis.

What Are the Tax Consequences of the Notes?

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences,” and in particular the subsection thereof entitled “— Tax Consequences to U.S. Holders — Notes with a Term of More than One Year — Notes Treated as Contingent Payment Debt Instruments” in the accompanying product supplement no. 2-I. Notwithstanding that the notes do not provide for the full repayment of their principal amount at or prior to maturity, our special tax counsel, Davis Polk & Wardwell LLP, is of the opinion that the notes should be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” Assuming this treatment is respected, as discussed in that subsection, you generally will be required to accrue original issue discount (“OID”) on your notes in each taxable year at the “comparable yield,” as determined by us, although we will not make any payment with respect to the notes until maturity. Upon sale or exchange (including at maturity), you will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange, and your adjusted basis in the note, which generally will equal the cost thereof, increased by the amount of OID you have accrued in respect of the note. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations. Special rules may apply if the amount payable at maturity is treated as becoming fixed prior to maturity. You should consult your tax adviser concerning the application of these rules. The discussions herein and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. Purchasers who are not initial purchasers of notes at their issue price should consult their tax advisers with respect to the tax consequences of an investment in notes, including the treatment of the difference, if any, between the basis in their notes and the notes’ adjusted issue price.

The discussions in the preceding paragraphs, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” (and in particular the subsection thereof entitled “— Tax Consequences to U.S. Holders — Notes with a Term of More than One Year — Notes Treated as Contingent Payment Debt Instruments”) in the accompanying product supplement, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Comparable Yield and Projected Payment Schedule

We will determine the comparable yield for the Notes and will provide that comparable yield and the related projected payment schedule (or information about how to obtain them) in the pricing supplement for the Notes, which we will file with the SEC. The comparable yield for the Notes will be determined based upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities at the time of issuance. The comparable yield and projected payment schedule are determined solely to calculate the amount on which you will be taxed with respect to the Notes in each year and are neither a prediction nor a guarantee of what the actual yield will be.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlyings, the U.S. dollar or the respective exchange rates between the Underlyings and the U.S. dollar or any contracts related to the Underlyings, the U.S. dollar or the respective exchange rates between the Underlyings and the U.S. dollar. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

Risks Relating to the Notes Generally

t	The Notes May Not Pay More Than 90% of the Principal Amount at Maturity — You may receive a lower payment at maturity than you would have received if you had invested in a traditional fixed-rate debt security of a similar term from us or if you had invested directly in the Underlyings, the U.S. dollar or any contracts relating to the Underlyings, the U.S. dollar or the respective exchange rates between the Underlyings and the U.S. dollar. If the Basket Return is negative (i.e., the Basket depreciates from the Initial Basket Value to the Final Basket Value), you will lose up to 10% of your principal amount at maturity and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time.
t	Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — The Notes are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase Financial Company LLC, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. The Notes will rank pari passu with all of our other unsecured and unsubordinated obligations, and the related guarantee by JPMorgan Chase & Co. will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations. The Notes and related guarantees are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of JPMorgan Financial and JPMorgan Chase & Co. to satisfy their obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. may affect the market value of the Notes and, in the event JPMorgan Financial and JPMorgan Chase & Co. were to default on their obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.
t	As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the Notes. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the Notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the Notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.
t	Your Notes Are Subject to an Embedded Maximum Payment at Maturity — Because the Underlying Returns are expressed either as the Final Value minus the Initial Value, divided by the Final Value, or as the Initial Value minus the Final Value, divided by the Initial Value, your payment at maturity is subject to an embedded maximum payment at maturity. In no event will any Underlying Return be greater than approximately 100%, and, accordingly, the Basket Return will not be greater than 100%. As a result, assuming a Participation Rate of 375.00%, the payment at maturity will be at most $4,750.00 per $1,000 principal amount Note.
t	The Method of Calculating the Underlying Returns Will Diminish Any Appreciation of the Underlyings and Magnify Any Depreciation of the Underlyings Relative to the Base Currency — Each Underlying Return reflects the return of an Underlying relative to the U.S. dollar from the Initial Value to the Final Value, calculated using the applicable formula set forth above under “Indicative Terms — Underlying Return.” While each Underlying Return for purposes of the Notes is determined using the applicable formula set forth above under “Indicative Terms — Underlying Return,” there are other reasonable ways to determine the return of an Underlying relative to the U.S. dollar that would provide different results. For example, another way to calculate the return of an Underlying relative to the U.S. dollar would be to calculate the return that would be achieved by converting U.S. dollars into that Underlying at the Initial Value on the Trade Date and then, on the Final Valuation Date, converting back into U.S. dollars at the Final Value. In this pricing supplement, we refer to the return of an Underlying relative to the U.S. dollar calculated using that method, which is not used for purposes of the Notes, as a “conversion return.”

Under the Underlying Return formula, any appreciation of an Underlying relative to the U.S. dollar will be diminished, as compared to a conversion return, while any depreciation of an Underlying relative to the U.S. dollar will be magnified, as compared to a conversion return. The diminishing effect on any appreciation of an Underlying relative to the U.S. dollar, which we refer to as an embedded variable decelerating upside leverage, increases as the Underlying Return increases. The magnifying effect on any depreciation of an Underlying relative to the U.S. dollar, which we refer to as an embedded variable downside leverage, increases as the Underlying Return decreases. Accordingly, your payment at maturity may be less than if you had invested in similar notes that reflected conversion returns. See “How Do Exchange Rates and the Underlying Return Formulas Work?” in this pricing supplement for more information.

t	The Participation Rate Applies Only If You Hold the Notes to Maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, if any, the price you receive likely will not reflect the full economic value of the Participation Rate or the Notes themselves, and the return you realize may be less than the product of the performance of the Basket and the Participation Rate and may be less than the Basket’s return, even if that return is positive. You can receive the full benefit of the Participation Rate only if you hold your Notes to maturity.

t	The Contingent Repayment of Principal and the Minimum Payment Amount Apply Only If You Hold the Notes to Maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes in the secondary market, if any, prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing level of the Basket is above the Initial Basket Value. If you hold the Notes to maturity, JPMorgan Financial will repay your principal amount as long as the Final Basket Value is not below the Initial Basket Value. However, if the Basket Return is negative, JPMorgan Financial will repay less than your principal amount, resulting in a loss that is proportionate to the decline in the level of the Basket from the Initial Basket Value to the Final Basket Value, subject to the Minimum Payment Amount. The contingent repayment of principal amount and the Minimum Payment Amount apply only if you hold your Notes to maturity.
t	No Interest Payments — JPMorgan Financial will not make any interest payments to you with respect to the Notes.
t	Correlation (or Lack of Correlation) of the Underlyings — Changes in the values of the Underlyings relative to the U.S. dollar may not correlate with each other. At a time when the value of one or more Underlyings relative to the U.S. dollar increases, the value of one or more other Underlyings relative to the U.S. dollar may not increase as much or may even decline. Therefore, in calculating the closing level of the Basket, an increase in the value of one or more of the Underlyings relative to the U.S. dollar may be moderated, or more than offset, by a lesser increase or decline in the value of one or more other Underlyings relative to the U.S. dollar. In addition, high correlation of movements in the values of the Underlyings relative to the U.S. dollar during periods of negative returns among the Underlyings could have an adverse effect on any payment on the Notes. Due to the unequal weightings of the Underlyings, the performance of the European Union euro relative to the U.S. dollar will have a significantly larger impact on the return on the Notes than the performance of any other Underlying relative to the U.S. dollar in the Basket.
t	Investing in the Notes Is Not Equivalent to Investing in the Underlyings — Investing in the Notes is not equivalent to investing in the Underlyings or contracts related to the Underlyings for which there is an active secondary market.
t	Lack of Liquidity — The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.
t	Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.
t	The Final Terms and Valuation of the Notes Will Be Finalized on the Trade Date and Provided in the Pricing Supplement — The final terms of the Notes will be based on relevant market conditions when the terms of the Notes are set and will be finalized on the Trade Date and provided in the pricing supplement. In particular, each of the estimated value of the Notes and the Participation Rate will be finalized on the Trade Date and provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the Notes based on the minimums for the estimated value of the Notes and the Participation Rate.

Risks Relating to Conflicts of Interest

t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes and making the assumptions used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set, which we refer to as the estimated value of the Notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Notes and the value of the Notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the Notes could result in substantial returns for us or our affiliates while the value of the Notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.
t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold investments linked to the Underlyings and could affect the values of the Underlyings, and therefore the Basket and the market value of the Notes.
t	Potential JPMorgan Financial Impact on the Level of an Underlying — Trading or transactions by JPMorgan Financial or its affiliates in an Underlying or in futures, options or other derivatives products on an Underlying may adversely affect the level of that Underlying and, therefore, the market value of the Notes.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

t	The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes — The estimated value of the Notes is only an estimate determined by reference to several factors. The original issue price of the Notes will exceed the estimated value of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. See “The Estimated Value of the Notes” in this pricing supplement.

t	The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates — The estimated value of the Notes is determined by reference to internal pricing models of our affiliates when the terms of the Notes are set. This estimated value of the Notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Notes that are greater than or less than the estimated value of the Notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
t	The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the Notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. See “The Estimated Value of the Notes” in this pricing supplement.
t	The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Notes during this initial period may be lower than the value of the Notes as published by JPMS (and which may be shown on your customer account statements).
t	Secondary Market Prices of the Notes Will Likely Be Lower Than the Original Issue Price of the Notes — Any secondary market prices of the Notes will likely be lower than the original issue price of the Notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Notes. As a result, the price, if any, at which JPMS will be willing to buy Notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Notes.

The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity. See “— Risks Relating to the Notes Generally — Lack of Liquidity” above.

t	Many Economic and Market Factors Will Impact the Value of the Notes — As described under “The Estimated Value of the Notes” in this pricing supplement, the Notes can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Notes at issuance and their value in the secondary market. Accordingly, the secondary market price of the Notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the levels of the Underlyings, including:
t	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
t	customary bid-ask spreads for similarly sized trades;
t	our internal secondary market funding rates for structured debt issuances;
t	the exchange rates and the volatility of the exchange rates of the Underlyings relative to the U.S. dollar;
t	suspension or disruption of market trading in the Underlyings and the U.S. dollar;
t	the time to maturity of the Notes;
t	the actual or expected positive or negative correlation among the Underlyings, or the actual or expected absence of any such correlation;
t	interest and yield rates in the market generally; and
t	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Notes, if any, at which JPMS may be willing to purchase your Notes in the secondary market.

Risks Relating to the Underlyings

t	The Notes Are Subject to Currency Exchange Risk — Foreign currency exchange rates vary over time, and may vary considerably during the term of the Notes. The value of an Underlying or the U.S. dollar is at any moment a result of the supply and demand for that currency. Changes in foreign currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the European Union and its member countries, South Korea, Switzerland, Sweden, Taiwan, Mexico, India and Chile (the “Underlying Countries”), the United States and other relevant countries or regions.

Of particular importance to potential currency exchange risk are:

t	existing and expected rates of inflation;
t	existing and expected interest rate levels;
t	the balance of payments in the Underlying Countries and the United States, and between each country or region and its major trading partners;
t	political, civil or military unrest in the Underlying Countries and the United States; and
t	the extent of governmental surplus or deficit in the Underlying Countries and the United States.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the Underlying Countries and the United States, and those of other countries important to international trade and finance.

t	Governmental Intervention Could Materially and Adversely Affect the Value of the Notes — Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government or left to float freely. Governments, including those of the Underlying Countries and the United States, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. In addition, other governmental actions, such as sanctions, against the government issuing an Underlying could adversely affect the value of that Underlying relative to the U.S. dollar. Thus, a special risk in purchasing the Notes is that their trading value and amount payable could be affected by the actions of sovereign governments, fluctuations in response to other market forces and the movement of currencies across borders.
t	Even Though the Underlyings and the U.S. Dollar Trade Around-the-Clock, the Notes Will Not — Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the Notes, if any, will not conform to the hours during which the Underlyings and the U.S. dollar are traded. Consequently, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the Notes. Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.
t	Currency Exchange Risks Can Be Expected to Heighten in Periods of Financial Turmoil — In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions. In addition, governments around the world, including the United States government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally and, in particular, the value of the Underlyings relative to the U.S. dollar. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the Notes and your return on your investment in the Notes at maturity.
t	Currency Market Disruptions May Adversely Affect Your Return — The calculation agent may, in its sole discretion, determine that the currency markets have been affected in a manner that prevents it from properly determining, among other things, the Spot Rates and the Underlying Returns. These events may include disruptions or suspensions of trading in the currency markets as a whole, and could be a Convertibility Event, a Deliverability Event, a Liquidity Event, a Taxation Event, a Discontinuity Event or a Price Source Disruption Event. See “The Underlyings — Currencies — Market Disruption Events for a Reference Currency Relative to a Base Currency” in the accompanying product supplement for further information on what constitutes a market disruption event.
t	Historical Performance of the Basket Should Not Be Taken as an Indication of the Future Performance of the Basket During the Term of the Notes — The actual performance of the Basket over the term of the Notes may bear little relation to the historical performance of the Basket. The future performance of the Basket may differ significantly from its historical performance. It is impossible to predict whether the level of the Basket will rise or fall. We cannot give you assurance that the performance of the Basket will not adversely affect any payment on the Notes.

Hypothetical Examples and Return Table

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The following table and hypothetical examples below illustrate the payment at maturity per $1,000 principal amount Note for a hypothetical range of Basket Returns from -100.00% to +50.00% on an offering of the Notes linked to a hypothetical Basket, reflect the Initial Basket Value of 100 and assume a hypothetical Participation Rate of 150.00%. For historical data regarding the actual performance of each Underlying relative to the U.S. dollar, please see historical information set forth under “The Underlyings” in this pricing supplement. The actual Participation Rate will be finalized on the Trade Date and provided in the pricing supplement. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Notes. The actual payment at maturity may be more or less than the amounts displayed below and will be determined based on the actual terms of the Notes, including the Participation Rate to be finalized on the Trade Date and provided in the pricing supplement and the Final Basket Value on the Final Valuation Date. You should consider carefully whether the Notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Basket Value	Basket Return (%)	Payment at Maturity ($)	Return at Maturity per $1,000 issue price (%)
150.00	50.00%	$1,750.00	75.00%
140.00	40.00%	$1,600.00	60.00%
130.00	30.00%	$1,450.00	45.00%
120.00	20.00%	$1,300.00	30.00%
110.00	10.00%	$1,150.00	15.00%
105.00	5.00%	$1,075.00	7.50%
102.00	2.00%	$1,030.00	3.00%
100.00	0.00%	$1,000.00	0.00%
95.00	-5.00%	$950.00	-5.00%
90.00	-10.00%	$900.00	-10.00%
80.00	-20.00%	$900.00	-10.00%
70.00	-30.00%	$900.00	-10.00%
60.00	-40.00%	$900.00	-10.00%
50.00	-50.00%	$900.00	-10.00%
40.00	-60.00%	$900.00	-10.00%
30.00	-70.00%	$900.00	-10.00%
20.00	-80.00%	$900.00	-10.00%
10.00	-90.00%	$900.00	-10.00%
0.00	-100.00%	$900.00	-10.00%

Example 1 — The level of the Basket increases by 10% from the Initial Basket Value of 100 to the Final Basket Value of 110.

Because the Basket Return is 10%, at maturity, JPMorgan Financial will pay you your principal amount plus a return equal to 10.00%, resulting in a payment at maturity of $1,150.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + ($1,000 × Basket Return × Participation Rate)

$1,000 + ($1,000 × 10.00% × 150%) = $1,150.00

Example 2 — The level of the Basket decreases by 5% from the Initial Basket Value of 100 to a Final Basket Value of 95.

Because the Basket Return is -5%, at maturity, JPMorgan Financial will pay you a payment at maturity of $950.00 per $1,000 principal amount Note, calculated as follows:

the greater of (a) $1,000 + ($1,000 × Underlying Return) and (b) the Minimum Payment at Maturity

the greater of (a) $1,000 + ($1,000 × -5.00%) and (b) $900.00 the greater of (a) $950.00 and (b) $900.00 = $950.00

Example 3 — The level of the Basket decreases by 50% from the Initial Basket Value of 100 to the Final Basket Value of 50.

Because the Basket Return is -50%, at maturity, JPMorgan Financial will pay you a payment at maturity of $900.00 per $1,000 principal amount Note, calculated as follows:

the greater of (a) $1,000 + ($1,000 × Underlying Return) and (b) the Minimum Payment at Maturity

the greater of (a) $1,000 + ($1,000 × -50.00%) and (b) $900.00 the greater of (a) $500.00 and (b) $900.00 = $900.00

If the Basket Return is negative, investors will be exposed to the negative Basket Return at maturity, resulting in a loss of principal that is proportionate to the Basket’s decline from the Initial Basket Value to the Final Basket Value, subject to the Minimum Payment Amount. Investors could lose up to 10% of their principal amount at maturity.

The hypothetical returns and hypothetical payments on the Notes shown above apply only if you hold the Notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Hypothetical Examples of Calculations of the Closing Levels of the Basket

The examples below illustrate the hypothetical closing levels of the Basket on the Final Valuation Date under different hypothetical scenarios with the following assumptions (the actual terms will be finalized on the Trade Date and provided in the pricing supplement; amounts have been rounded for ease of reference):

Underlyings	Underlying Weight	Hypothetical Initial Value*
European Union euro (EUR)	22.00%	1.20
South Korean won (KRW)	12.90%	1500.00
Swiss franc (CHF)	12.70%	0.80
Swedish krona (SEK)	12.70%	9.00
New Taiwan dollar (TWD)	12.20%	32.00
Mexican peso (MXN)	11.10%	18.00
Indian rupee (INR)	8.70%	91.00
Chilean peso (CLP)	7.70%	870.00

*The actual Initial Value for each Underlying will be based on the Spot Rate of that Underlying on the Trade Date and will be provided in the pricing supplement. The hypothetical Initial Value for each Underlying has been chosen for illustrative purposes only and may not represent a likely actual Initial Value for any Underlying. For historical data regarding the actual exchange rates of each Underlying relative to the U.S. dollar, please see the historical information set forth under “The European Union Euro,” “The South Korean Won,” “The Swiss Franc,” “The Swedish Krona,” “The New Taiwan Dollar,” “The Mexican Peso,” “The Indian Rupee” and “The Chilean Peso” in this pricing supplement.

Example 1 — On the Final Valuation Date, the Final Value of each Underlying rises above its Hypothetical Initial Value.

Underlyings	Underlying Weight	Hypothetical Initial Value	Hypothetical Final Value	Underlying Return
European Union euro (EUR)	22.00%	1.20	1.50	20.00%
South Korean won (KRW)	12.90%	1500.00	1312.50	12.50%
Swiss franc (CHF)	12.70%	0.80	0.72	10.00%
Swedish krona (SEK)	12.70%	9.00	7.20	20.00%
New Taiwan dollar (TWD)	12.20%	32.00	25.60	20.00%
Mexican peso (MXN)	11.10%	18.00	16.20	10.00%
Indian rupee (INR)	8.70%	91.00	72.80	20.00%
Chilean peso (CLP)	7.70%	870.00	783.00	10.00%

Closing Level of the Basket:	100 × [1 + (20.00% × 22.00%) + (12.50% × 12.90%) + (10.00% × 12.70%) + (20.00% × 12.70%) + (20.00% × 12.20%) + (10.00% × 11.10%) + (20.00% × 8.70%) + (10.00% × 7.70%)] = 115.88

A closing level of the Basket of 115.88 represents a 15.88% increase in the level of the Basket from the Initial Basket Value.

Example 2 — On the Final Valuation Date, the Final Value of each Underlying falls below its Hypothetical Initial Value.

Underlyings	Underlying Weight	Hypothetical Initial Value	Hypothetical Final Value	Underlying Return
European Union euro (EUR)	22.00%	1.20	0.96	-25.00%
South Korean won (KRW)	12.90%	1500.00	1680.00	-12.00%
Swiss franc (CHF)	12.70%	0.80	0.96	-20.00%
Swedish krona (SEK)	12.70%	9.00	9.90	-10.00%
New Taiwan dollar (TWD)	12.20%	32.00	38.40	-20.00%
Mexican peso (MXN)	11.10%	18.00	19.80	-10.00%
Indian rupee (INR)	8.70%	91.00	109.20	-20.00%
Chilean peso (CLP)	7.70%	870.00	1044.00	-20.00%

Closing Level of the Basket:	100 × [1 + (-25.00% × 22.00%) + (-12.00% × 12.90%) + (-20.00% × 12.70%) + (-10.00% × 12.70%) + (-20.00% × 12.20%) + (-10.00% × 11.10%) + (-20.00% × 8.70%) + (-20.00% × 7.70%)] = 82.31

A closing level of the Basket of 82.31 represents a 17.69% decline in the level of the Basket from the Initial Basket Value.

Example 3 — On the Final Valuation Date, the Final Value of the most heavily weighted Underlying falls below its Hypothetical Initial Value, offsetting the increases of the Final Values of the other Underlyings.

Underlyings	Underlying Weight	Hypothetical Initial Value	Hypothetical Final Value	Underlying Return
European Union euro (EUR)	22.00%	1.20	0.60	-100.00%
South Korean won (KRW)	12.90%	1500.00	1312.50	12.50%
Swiss franc (CHF)	12.70%	0.80	0.64	20.00%
Swedish krona (SEK)	12.70%	9.00	8.10	10.00%
New Taiwan dollar (TWD)	12.20%	32.00	25.60	20.00%
Mexican peso (MXN)	11.10%	18.00	16.20	10.00%
Indian rupee (INR)	8.70%	91.00	72.80	20.00%
Chilean peso (CLP)	7.70%	870.00	783.00	10.00%

Closing Level of the Basket:	100 × [1 + (-100.00% × 22.00%) + (12.50% × 12.90%) + (20.00% × 12.70%) + (10.00% × 12.70%) + (20.00% × 12.20%) + (10.00% × 11.10%) + (20.00% × 8.70%) + (10.00% × 7.70%)] = 89.48

A closing level of the Basket of 89.48 represents a 10.52% decline in the level of the Basket from the Initial Basket Value.

In this example, each Underlying (other than the European Union euro) appreciated in value relative to the U.S. dollar, resulting in a positive Underlying Return for each of those Underlying relative to the U.S. dollar, and the European Union euro depreciated in value relative to the U.S. dollar, resulting in an Underlying Return for the European Union euro of -100%. The Basket Return is -10.52%. This example demonstrates that, because the European Union euro makes up 22.00% of the Basket, depreciation of the European Union euro relative to the U.S. dollar can more than offset appreciation of the other Underlyings relative to the U.S. dollar.

Example 4 — On the Final Valuation Date, the Final Values of all but one of Underlyings rises above its Hypothetical Initial Value, but this increase is offset by the steep decline of the Final Value of the other Underlying.

Underlyings	Index Weight	Hypothetical Initial Value	Hypothetical Final Value	Underlying Return
European Union euro (EUR)	22.00%	1.20	120.00	99.00%
South Korean won (KRW)	12.90%	1500.00	15.00	99.00%
Swiss franc (CHF)	12.70%	0.80	0.008	99.00%
Swedish krona (SEK)	12.70%	9.00	81.00	-800.00%
New Taiwan dollar (TWD)	12.20%	32.00	0.32	99.00%
Mexican peso (MXN)	11.10%	18.00	0.18	99.00%
Indian rupee (INR)	8.70%	91.00	0.91	99.00%
Chilean peso (CLP)	7.70%	870.00	8.70	99.00%

Closing Level of the Basket:	100 × [1 + (99.00% × 22.00%) + (99.00% × 12.90%) + (99.00% × 12.70%) + (-800.00% × 12.70%) + (99.00% × 12.20%) + (99.00% × 11.10%) + (99.00% × 8.70%) + (99.00% × 7.70%)] = 84.83

A closing level of the Basket of 84.83 represents a 15.17% decline in the level of the Basket from the Initial Basket Value.

In this example, each Underlying (other than the Swedish krona) appreciated significantly in value relative to the U.S. dollar, resulting in an Underlying Return for each of those Underlyings of 99%, and the Swedish krona depreciated significantly in value relative to the U.S. dollar, resulting in an Underlying Return for the Swedish krona of -800%. The Basket Return is -15.17%. This example demonstrates that (a) no Underlying Return will be greater than approximately 100% and (b) depreciation by one Underlying relative to the U.S. dollar can more than offset appreciation of the other Underlyings relative to the U.S. dollar, even when the other Underlyings collectively have a greater weight within the basket.

The Basket

The following graph shows the daily hypothetical performance of the Basket from January 4, 2016 through February 13, 2026, assuming that the closing level of the Basket on January 4, 2016 was 100 and that the Underlyings on those dates were weighted as specified in the “Indicative Terms” in this pricing supplement. The hypothetical historical daily Basket performance data in this graph was determined using the exchange rates of each Underlying reported by the Bloomberg Professional® service (“Bloomberg”) for those dates, without independent verification, and may not be indicative of the Basket performance using the Spot Rates of the Underlyings relative to the U.S. dollar that would be derived from the applicable Refinitiv pages. The hypothetical historical performance of the Basket displayed below is a reflection of the aggregated historical performance of the Underlyings as described above.

The historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Basket on the Final Valuation Date. There can be no assurance that the performance of the Basket will result in a payment at maturity in excess of your principal amount, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

The value of the Basket, and thus the Basket Return, increases when the individual Underlyings appreciate in value against the U.S. dollar.

Past performance of the Basket is not indicative of the future performance of the Basket. See “Key Risks — Risks Relating to the Underlyings — Historical Performance of the Basket Should Not Be Taken as an Indication of the Future Performance of the Basket During the Term of the Notes.”

The Underlyings

Included on the following pages is historical information about each Underlying. We obtained the exchange rate information set forth below from Bloomberg and the Spot Rates set forth below from Refinitiv, in each case without independent verification. The historical exchange rates in the graphs below were determined using the rates reported by Bloomberg, which is not the source of the Spot Rates. The Spot Rate of each Underlying on any day is determined based on the applicable rate displayed of the applicable Refinitiv page at approximately 10:00 am, New York time, on that day. The exchange rates displayed in the graphs below are for illustrative purposes only and do not form part of the calculation of the Underlying Return for the relevant Underlying. You should not take the historical performance of any Underlying as an indication of future performance.

The historical performance of each Underlying relative to the U.S. dollar should not be taken as an indication of future performance, and no assurance can be given as to the Spot Rate of that Underlying on the Trade Date or the Final Valuation Date. There can be no assurance that the performance of any Underlying will result in a payment at maturity in excess of your principal amount, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

The European Union Euro

The graph below illustrates the daily performance of the European Union euro expressed in terms of the conventional market quotation (which is the number of U.S. dollars that can be exchanged for one European Union euro), as shown on Bloomberg, from January 4, 2016 through February 13, 2026, without independent verification. The Spot Rate of the European Union euro, calculated in the manner set forth under “Additional Key Terms — Spot Rates” in this pricing supplement, on February 13, 2026, was 1.1875. The actual Initial Value will be the Spot Rate of the European Union euro on the Trade Date.

Past performance of the European Union euro relative to the U.S. dollar is not indicative of the future performance of the European Union euro relative to the U.S. dollar.

The South Korean Won

The graph below illustrates the daily performance of the South Korean won expressed in terms of the conventional market quotation (which is the number of South Korean won that can be exchanged for one U.S. dollar), as shown on Bloomberg, from January 4, 2016 through February 13, 2026, without independent verification. The Spot Rate of the South Korean won, calculated in the manner set forth under “Additional Key Terms — Spot Rates” in this pricing supplement, on February 13, 2026, was 1444.1. The actual Initial Value will be the Spot Rate of the South Korean won on the Trade Date.

Past performance of the South Korean won relative to the U.S. dollar is not indicative of the future performance of the South Korean won relative to the U.S. dollar.

The Swiss Franc

The graph below illustrates the daily performance of the Swiss franc expressed in terms of the conventional market quotation (which is the number of Swiss francs that can be exchanged for one U.S. dollar), as shown on Bloomberg, from January 4, 2016 through February 13, 2026, without independent verification. The Spot Rate of the Swiss franc, calculated in the manner set forth under “Additional Key Terms — Spot Rates” in this pricing supplement, on February 13, 2026, was 0.7677. The actual Initial Value will be the Spot Rate of the Swiss franc on the Trade Date.

Past performance of the Swiss franc relative to the U.S. dollar is not indicative of the future performance of the Swiss franc relative to the U.S. dollar.

The Swedish Krona

The graph below illustrates the daily performance of the Swedish krona expressed in terms of the conventional market quotation (which is the number of Swedish kronor that can be exchanged for one U.S. dollar), as shown on Bloomberg, from January 4, 2016 through February 13, 2026, without independent verification. The Spot Rate of the Swedish krona, calculated in the manner set forth under “Additional Key Terms — Spot Rates” in this pricing supplement, on February 13, 2026, was 8.916. The actual Initial Value will be the Spot Rate of the Swedish krona on the Trade Date.

Past performance of the Swedish krona relative to the U.S. dollar is not indicative of the future performance of the Swedish krona relative to the U.S. dollar.

The New Taiwan Dollar

The graph below illustrates the daily performance of the New Taiwan dollar expressed in terms of the conventional market quotation (which is the number of New Taiwan dollars that can be exchanged for one U.S. dollar), as shown on Bloomberg, from January 4, 2016 through February 13, 2026, without independent verification. The Spot Rate of the New Taiwan dollar, calculated in the manner set forth under “Additional Key Terms — Spot Rates” in this pricing supplement, on February 13, 2026, was 31.511. The actual Initial Value will be the Spot Rate of the New Taiwan dollar on the Trade Date.

Past performance of the New Taiwan dollar relative to the U.S. dollar is not indicative of the future performance of the New Taiwan dollar relative to the U.S. dollar.

The Mexican Peso

The graph below illustrates the daily performance of the Mexican peso expressed in terms of the conventional market quotation (which is the number of U.S. dollars that can be exchanged for one Mexican peso), as shown on Bloomberg, from January 4, 2016 through February 13, 2026, without independent verification. The Spot Rate of the Mexican peso, calculated in the manner set forth under “Additional Key Terms — Spot Rates” in this pricing supplement, on February 13, 2026, was 17.1598. The actual Initial Value will be the Spot Rate of the Mexican peso on the Trade Date.

Past performance of the Mexican peso relative to the U.S. dollar is not indicative of the future performance of the Mexican peso relative to the U.S. dollar.

The Indian Rupee

The graph below illustrates the daily performance of the Indian rupee expressed in terms of the conventional market quotation (which is the number of U.S. dollars that can be exchanged for one Indian rupee), as shown on Bloomberg, from January 4, 2016 through February 13, 2026, without independent verification. The Spot Rate of the Indian rupee, calculated in the manner set forth under “Additional Key Terms — Spot Rates” in this pricing supplement, on February 13, 2026, was 90.64. The actual Initial Value will be the Spot Rate of the Indian rupee on the Trade Date.

Past performance of the Indian rupee relative to the U.S. dollar is not indicative of the future performance of the Indian rupee relative to the U.S. dollar.

The Chilean Peso

The graph below illustrates the daily performance of the Chilean peso expressed in terms of the conventional market quotation (which is the number of Chilean pesos that can be exchanged for one U.S. dollar), as shown on Bloomberg, from January 4, 2016 through February 13, 2026, without independent verification. The Spot Rate of the Chilean peso, calculated in the manner set forth under “Additional Key Terms — Spot Rates” in this pricing supplement, on February 13, 2026, was 861.63. The actual Initial Value will be the Spot Rate of the Chilean peso on the Trade Date.

Past performance of the Chilean peso relative to the U.S. dollar is not indicative of the future performance of the Chilean peso relative to the U.S. dollar.

Supplemental Plan of Distribution

We and JPMorgan Chase & Co. have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Notes that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying product supplement.

The Estimated Value of the Notes

The estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The estimated value of the Notes does not represent a minimum price at which JPMS would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding values of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. For additional information, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the Notes will be lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the Notes, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to nine months. The length of any such initial period reflects secondary market volumes for the Notes, the structure of the Notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Notes and when these costs are incurred, as determined by our affiliates. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The Notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Notes. See “Hypothetical Examples and Return Table” and “Hypothetical Examples of Calculations of the Closing Levels of the Basket” in this pricing supplement for an illustration of the risk-return profile of the Notes and “The Underlyings” in this pricing supplement for a description of the market exposure provided by the Notes.

The original issue price of the Notes is equal to the estimated value of the Notes plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, plus the estimated cost of hedging our obligations under the Notes.